                                                                    Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Jabil Circuit, Inc.

We consent to the incorporation herein by reference of our report dated September 15, 1999 except as to Note 9(c), which is as of September 22, 1999, and Note 1(n), which is as of March 23, 2000, relating to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, comprehensive income and cash flows and related financial statement schedule for each of the years in the three-year period ended August 31, 1999, which report appears in the report on Form 8-K of Jabil Circuit, Inc., dated May 10, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

St. Petersburg, Florida
August 3, 2000